Exhibit 4.10

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Award Agreement granting Performance Unit

Award No.

You,             (the “Participant”), an employee of Capital Trust, Inc. (the “Company”) and CT Investment Management Company, LLC (“CTIMCO”) are hereby awarded a Performance Unit (the “Award”), subject to the terms and conditions set forth in this agreement (the “Award Agreement”) and in the Capital Trust, Inc. 2007 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to assure that you fully understand the terms, conditions, and financial implications of this Award. This Award is conditioned on your execution of this Award Agreement.

By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors of the Company or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

Preliminary Statement

A. The Company has designed a discretionary incentive compensation program (the “Program”) for certain key employees that provides an opportunity to receive specified incentive compensation payments payable based on the total amount of distributions paid to all holders of common stock of CT Legacy REIT Mezz Borrower, Inc., a Maryland corporation (“CT Legacy REIT”), and/or of the equity interests in any successor to CT Legacy REIT (such common stock and/or equity interest, the “CTLR Common Stock” and distributions referred to herein, the “CT Legacy Asset Recovery Distributions”).

B. The Participant and the Company recognize and agree that it is substantially uncertain on the date hereof whether or not the Participant will collect any incentive compensation pursuant to this Award.

NOW, THEREFORE, in consideration of and incorporating the foregoing recitals, the agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

Terms

1.	Date of Award. The date of this Award is as of March 31, 2011 (the “Date of Award”).

2.	Payment of Incentive Compensation.

(a)	The Participant has been granted a Performance Unit that provides for the payment of cash incentive compensation in accordance with the terms and conditions of this Section 2.

(b)

The Company agrees that, within 30 days of receipt of any CT Legacy Asset Recovery Distributions by (i) the Company and/or its wholly owned subsidiaries, (ii) any successors in any consolidation, merger or other acquisition with or of the Company and/or its subsidiaries and/or (iii) any transferees of the Company’s beneficial interest in the CTLR Common Stock (collectively, the “CT Entities”), the Company shall pay the Cash Compensation (as defined below) due Participant under Section 2(c) hereof.

(c)	The Participant shall receive as incentive compensation a cash amount equal to % of the Employee Pool Amount (“Cash Compensation”).

(d)

For purposes of Section 2(c) hereof, the term “Employee Pool Amount” shall equal the sum of: (i) 3.375% of total CT Legacy Asset Recovery Distributions up to $24,148,340; (ii) 7.75% of total CT Legacy Asset Recovery Distributions in excess of $24,148,340 up to $105,700,000 and (iii) 6.75% of total CT Legacy Asset Recovery Distributions in excess of $105,700,000 up to $291,844,294. The Employee Pool Amount shall be subject to cap limitations determined as follows. The Employee Pool Amount for any calendar year shall not exceed in the aggregate $7,500,000 and the Employee Pool Amount shall not exceed in the aggregate $19,700,000. The aggregate amount of cash compensation otherwise payable to all participants awarded a participation in the Employee Pool Amount pursuant to the Program that exceeds $7,500,000 in any calendar year shall be paid to the respective participants in the following calendar years, in each case subject to the forgoing limitations.

(e)

The Participant’s right to payment of the Cash Compensation to the extent earned in accordance with Sections 2(c) and (d) hereof shall vest in equal one-quarter increments as follows: 25% on Date of the Award; 25% on March 31, 2013; 25% on March 31, 2014; and the remaining 25% on each date of receipt of CT Legacy Asset Recovery Distributions by the CT Entities, in each case, only with respect to the amount, in any, received on each such date, provided that the Participant is employed by the Company or its Affiliates on each such vesting date[1].

[1]

Alternative Language for Non-NEOs: The Participant’s right to payment of the Cash Compensation to the extent earned in accordance with Sections 2(c) and (d) hereof shall vest on each date of receipt of CT Legacy Asset Recovery Distributions by the CT Entities, in each case, only with respect to the amount, if any, received on each such date, provided that, the Participant is employed by the Company or its Affiliates on each such vesting date.

(f)

All amounts of Cash Compensation due to the Participant under Section 2(c) hereof shall be subject to deduction by the Company for amounts required to be deducted or withheld under any provision of U.S. federal, state or local law (including but not limited to, social security payments, income tax withholding, and any other deduction required by law) currently in effect or which may hereafter become effective.

3.

Not a Stockholder, Partner or Member. The Participant shall not be deemed for any purposes under this Award to be a stockholder of the Company or CT Legacy REIT, and accordingly shall have no rights of ownership, voting, or other rights held by a stockholder with respect to the Company, nor any ownership, voting, or other rights held by a stockholders, partner or member with respect to CT Legacy REIT or any direct or indirect entity holding any equity interest in the common stock of CT Legacy REIT.

4.

No Other Rights. The Participant has no rights to payments or other amounts unless and until they become payable pursuant to the terms of Section 2 hereof and the Participant acknowledges that the receipt of any Cash Compensation payment is contingent and not guaranteed. Any payments made pursuant to this Award are solely as cash incentive compensation and no interest in, or security of, the Company or CT Legacy REIT or any right to participate in any aspect of the Company or CT Legacy REIT is created by this Award.

5.

Complete Agreement. This Award sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral or written agreements between the parties regarding the subject matter hereof.

6.

Binding Effect; No Transfer. Every covenant, term and provision of this Award shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, heirs, legatees, legal representatives, successors, transferees and assigns. The Participant’s rights to Cash Compensation under this Award may not be assigned, transferred, pledged or hypothecated in any manner, except as provided in Section 7 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the obligation under the Award to make any Cash Compensation payments to the Participant.

7.

Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award, the Participant may expressly designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Cash Compensation payable hereunder, shall receive any payment of any Cash Compensation due under this Award after the date of such death. Such designation shall be made by the Participant by completing and executing a designation of beneficiary form attached hereto as Exhibit C and delivering an executed copy thereof to the Company. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to having received all Cash Compensation payments due under this Award, such payments shall be paid to the Participant’s estate.

8.	Waiver. Any term or provision of this Award may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

9.

Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows:

(a)	if to the Company, at the address set forth on the signature page, to the attention of: Committee administering the Capital Trust, Inc. 2007 Long-Term Incentive Plan;

(b)	if to the Participant, at the address set forth below your signature on the signature page.

Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

10.	Tax Effect including Code Section 162(m). This Award shall be subject to the following conditions:

(a)

This Award is being made pursuant to Section 10(b) of the Plan and is designated a Performance Compensation Award, and is intended to satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and associated treasury regulations.

(b)

The Performance Period for this Award shall begin on the Date of Award and shall end on the dissolution of CT Legacy REIT or disposition of the Company’s entire direct and indirect interest in the common stock of CT Legacy REIT (or the securities of any successor or acquiror of CT Legacy REIT issued in exchange for or conversion of such common stock) (the “Dissolution/Disposition”), which shall not occur until after the last day of the fiscal year after the year in which this Award occurs.

(c)	The Performance Measure for this Award is the performance of CT Legacy REIT, as allowed under Section 10(d)(ii) of the Plan.

(d)

The Performance Formula for this Award is set forth in Section 2 hereof and is based on the aggregate amount of CT Legacy Asset Recovery Distributions, if any, paid to all holders of common stock of CT Legacy REIT (or the holders of the securities of any successor or acquiror of CT Legacy REIT) prior to or upon the Dissolution/Disposition.

(e)

The Committee shall accordingly have sole and absolute discretion to interpret this Award in any manner necessary or appropriate to secure and to accomplish the intended tax treatment described in Section 10 hereof, and may unilaterally amend, interpret, or modify this Award (prospectively or retroactively) in any manner directed toward that purpose.

11.

Deferral Election. The Participant may irrevocably elect to defer the receipt of all or a percentage of the Cash Compensation payable pursuant to the Performance Unit that would otherwise be paid to the Participant following vesting of the right to such Cash Compensation under this Award if earned pursuant to the Performance Formula. A copy of the form which the Participant may use to make a deferral election may be obtained from the Company.

12.	Accelerated Vesting; Change in Control.

(a)	[For named executive officers only: The Participant’s Award will become 100% vested if his or her Continuous Service ends due to his or her:

(i)	termination, at anytime, without Cause by the Company or any or successor thereto, as appropriate; or

(ii)	voluntary resignation through the following actions:

(1)

the Participant provides the Company with written notice of the existence of one of the events, arising without the Participant’s consent, listed in clauses (A) through (C) below within thirty (30) days of the initial existence of such event;

(2)	the Company fails to cure such event within thirty (30) days following the date such notice is given; and

(3)	the Participant elects to voluntarily terminate your employment with the Company within the ninety (90) day period immediately following such event.

The events referred to in Section 12(a)(ii) include: (A) a material reduction in the Participant’s authority, duties, and responsibilities, provided that a mere change in the your title shall not cause the Participant’s rights under this Award to vest, (B) the Participant being required to relocate the Participant’s place of employment, other than a relocation within fifty (50) miles of the Participant’s principal work site on the date of this Award, or (C) a material reduction in Participant’s base salary and annual bonus other than any such reduction consistent with a general reduction of pay for similarly-situated Participants.]1

(b)

To the extent the Participant has not previously vested in his or her rights with respect to this Award, the Participant’s Award will become 100% vested if his or her Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control.

(c)

As a condition to the consummation of any CTIMCO Change in Control (as defined below), the Company shall cause the successor or acquiror in the merger, consolidation or other acquisition with or of CTIMCO (the “CTIMCO

[2]	For named executive officers only.

Successor”) to assume this Award so that the CTIMCO Successor shall become bound by all of the Company’s obligations hereunder. The Participant’s right to payment of the Cash Compensation shall continue to vest in accordance with Section 2(e), provided that the Participant is employed by the CTIMCO Successor or its Affiliate on each such vesting date. Upon such assumption, the provisions of Section 12(b) shall be null and void and without further force and legal effect.

(d)

Following a CTIMCO Change in Control, to the extent the Participant has not previously vested in his or her rights with respect to this Award, the Participant’s Award will become 100% vested if his or her Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “CTIMCO Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “CTIMCO Change in Control” shall have the same meaning as the term Change in Control substituting “CTIMCO” (as defined herein) for “Company” mutatis mutandis for purposes of interpretation.

(e)

As a condition to the consummation of any Successor Change in Control (as defined below), the CTIMCO Successor shall cause the successor or acquiror in the merger, consolidation or other acquisition transaction (the “Successor’s Successor”) to assume this Award so that the Successor’s Successor shall become bound by all of the Company’s obligations hereunder. The Participant’s right to payment of the Cash Compensation shall continue to vest in accordance with Section 2(e), provided that the Participant is employed by the Successor’s Successor or its Affiliates on each such vesting date.

(f)

Following a Successor Change in Control, to the extent the Participant has not previously vested in his or her rights with respect to this Award, the Participant’s Award will become 100% vested if his or her Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “Successor’s Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “Successor Change in Control” shall have the same meaning as the term Change in Control substituting “Successor’s Successor” (as defined herein) for “Company” mutatis mutandis for purposes of interpretation.

13.

Severability. If any of the provisions of this Award shall be found to be illegal or unenforceable for any reason or in any respect, the validity, legality, and enforceability of the remaining provisions of this Award shall not in any way be affected or impaired thereby.

14.	Headings. Headings shall be ignored in interpreting this Award.

15.

Governing Law. The laws of the State of New York shall govern the validity of this Award, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. Any suit with respect to the Award will be brought in the federal or state courts in the districts which include New York, New York, and the Participant agrees and submit to the personal jurisdiction and venue thereof.

16.

Income Taxes and Deferral. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes.

17.

Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as permitted in the Plan, the Participant shall not assign this Agreement without the prior written consent of the Company. Any purported assignment in violation of this Agreement shall be void.

18.	Counterparts. This Award may be executed in separate counterparts, which shall collectively and separately be considered one and the same Award, and be deemed effective upon signature of the Company.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

CAPITAL TRUST, INC.

By:
Name:
Title:	Chief Financial Officer

Address:

Capital Trust, Inc.
410 Park Avenue, 14 Floor
New York, New York 10022
Fax.: 212-655-0044

The undersigned Participant hereby accepts the terms of this Award and the Plan.

[Name of Participant]

Signature

Address:

Exhibit A

CAPITAL TRUST, INC. 2007 LONG-TERM INCENTIVE PLAN

Exhibit B

CAPITAL TRUST, INC. 2007 LONG-TERM INCENTIVE PLAN

PROSPECTUS

Exhibit C

Designation of Beneficiary Form

In connection with the Award Agreement granting a Performance Unit with a Date of Award as of March 31, 2011 (the “Award”), by and between Capital Trust, Inc. (the “Company”) and                     , an individual residing at                                                                                  (the “Participant”), the Participant hereby designates the person specified below as the beneficiary of Participant’s interest in cash incentive compensation due and payable pursuant to the Award. This designation shall remain in effect until revoked in writing by Participant.

Name of Beneficiary:

Address:

Social Security No.:

The Participant understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Participant, including by delivery to the Company of a written designation of beneficiary executed by the Participant on a later date.

Date:

By:
[Participant Signature]

Sworn to before me this

         day of                 , 200

Notary Public

County of

State of